Exhibit 10.9

Execution Copy

Dated 21 February 2005

SHURGARD STORAGE CENTERS INC.

and

FIRST SHURGARD FINANCE S.à r.l.

and

SOCIETE GENERALE

SUBSCRIPTION AGREEMENT

with respect to

Additional Mezzanine Bonds

to be issued by First Shurgard Finance S.à r.l.

Rue Brederode 13

B - 1000 Brussels

Telephone (32-2) 501 94 11

Facsimile (32-2) 501 94 94

SUBSCRIPTION AGREEMENT

BETWEEN:	(1)	Shurgard Storage Centers Inc., a company organized and existing under the laws of Washington, having its registered office at Valley Street 1155, Suite 400, 98109 Seattle WA, USA,

		represented for the purposes of this Subscription Agreement by Kris Van Mieghem, Attorney-in-fact,

		hereinafter referred to as the “Subscriber”;

AND:	(2)	First Shurgard Finance S.à r.l., a company organised and existing as a société à responsabilité limitée under the laws of the Grand-Duchy of Luxembourg, having its registered office at 1, rue des Glacis, L-1628 Luxembourg, registered with the Luxembourg register of commerce and companies under the number B-93014,

		represented for the purposes of this Subscription Agreement by Steven De Tollenaere, Manager,

		hereinafter referred to as the “Issuer”;

AND:	(3)	Société Générale, a banking institution organized and existing under the laws of France, having its registered office at 29 boulevard Haussmann, 75009 Paris, France,

		represented for the purposes of this Subscription Agreement by Judith Zimmermann,

		hereinafter referred to as the “Facility Agent”;

WHEREAS

(A)	The Issuer has the intention to issue Additional Mezzanine Bonds under the Terms and Conditions attached as Annex 1.

(B)	The Issuer has entered into hedging arrangements in accordance with Clause 15.3 (g) (iii) (Hedging) of the Senior Credit Agreement.

(C)	Under certain circumstances as set forth below, the Issuer has the intention to proceed to a capital increase.

(D)	Under the terms and conditions set forth below, the Subscriber is willing to irrevocably undertake (i) to subscribe to the Additional Mezzanine Bonds to be issued by the Issuer, and to fully pay up these Additional Mezzanine Bonds, and (ii) to subscribe to the shares to be issued as set forth in Section 5, and to fully pay up these shares by a contribution of receivables held against the Issuer.

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NOW, THEREFORE, the Parties have agreed as follows:

1	Definitions - Interpretations

1.1	For the purposes of this Subscription Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1:

“Additional Mezzanine Bond Request” has the meaning set out in Clause 3.1.

“Advances” has the meaning set out in the Senior Credit Agreement.

“Asset Companies” has the meaning set out in the Senior Credit Agreement.

“Capital Request” has the meaning set out in Clause 5.1.

“Commitment” has the meaning set out in Clause 3.1.

“Commitment Reduction Date” means the date on which the Commitment is permitted to be reduced in accordance with Clause 3.2.1.

“Downstream Intercompany Loan Agreement” has the meaning set out in the Senior Credit Agreement.

“Event of Default” has the meaning set out in the Senior Credit Agreement.

“Extraordinary Employment Payments” mean any payments made by the Issuer, First Shurgard, any Asset Company or any Intermediate Company to or related to their employees in Denmark, Sweden, Luxembourg or the United Kingdom, other than salaries, normal severance payments or other employment related payments in the ordinary course of business relating to, as the case may be the pro rata part of, the services rendered by the relevant employees to the Issuer, First Shurgard, any Asset Company or any Intermediate Company that have not already been paid by the Issuer, First Shurgard, any Asset Company or any Intermediate Company to Shurgard Europe or to any of its Subsidiaries.

“Finance Costs” has the meaning set out in the Senior Credit Agreement.

“First Shurgard” means First Shurgard SPRL, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce 48, 1000 Brussels, Belgium, registered with the register of legal entities under number 0479.505.939.

“German Borrower” means First Shurgard Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its registered office at Siemensstrasse 31, 47533 Kleve, Germany, which is registered in the commercial register (Handelsregister) of the local court of Kleve under HRB 2593;

“Group Members” has the meaning set out in the Senior Credit Agreement.

“Intermediate Company” has the meaning set out in the Senior Credit Agreement.

“Issuer” means First Shurgard Finance S.à r.l., a company organised and existing as a société à responsabilité limitée under the laws of the Grand-Duchy of Luxembourg, having its registered office at 1, rue des Glacis, L-1628 Luxembourg, registered with the Luxembourg register of commerce and companies under the number B-93014.

“Joint Employer Agreements” has the meaning set out in the Senior Credit Agreement.

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“JV Agreement” means the joint venture agreement with respect to First Shurgard entered into between Shurgard Europe and Crescent Euro Self Storage Investments S.à r.l. on December 20, 2002, as amended from time to time, of which the Parties have received a copy.

“Master Proceeds Account” has the meaning set out in the Senior Credit Agreement.

“Parties” means the parties mentioned above as well as any other person who may in the future become a party to this Subscription Agreement.

“Quarter Date” has the meaning set out in the Senior Credit Agreement.

“Senior Credit Agreement” means the senior credit agreement entered into by amongst others the Issuer, the German Borrower and the Facility Agent, dated 26 May 2003, as amended from time to time, a copy of which has been given to the Subscriber.

“Senior Credit Final Repayment Date” has the meaning given to the term “Final Repayment Date” in the Senior Credit Agreement.

“Senior Credit Interest Payment Date” has the meaning given to the term “Interest Payment Date” in the Senior Credit Agreement.

“Share Subscription Undertaking” has the meaning set out in Clause 5.1

“Shurgard 2005 Working Capital Facility Agreement” means the working capital facility agreement entered into by the Issuer, the Subscriber, Crescent Euro Self Storage Investments S.à r.l. and the Facility Agent, dated 21 February 2005, as amended from time to time.

“Shurgard Europe” means Shurgard Self Storage SCA, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce 48, 1000 Brussels, Belgium, registered with the register of legal entities under number 0454.057.394.

“Split Payroll Agreements” has the meaning set out in the Senior Credit Agreement.

“Subscription Agreement” means the present agreement together with the Annexes as the same may be amended, modified and/or restated from time to time.

“Subsidiary” has the meaning set out in the Senior Credit Agreement.

“Total Net Rental Income” has the meaning set out in the Senior Credit Agreement.

“2003 Subscription Agreement” means the subscription agreement entered into on May 26, 2003 between the Issuer, the Subscriber and the Facility Agent, as amended from time to time, relating to the issue of 20,000 bonds by the Issuer.

1.2	Subject to Clause 1.1. of this Subscription Agreement and unless otherwise defined herein, the defined terms (i.e., the terms with a capital letter as first letter) used in this Subscription Agreement shall have the same meaning as defined in the Terms and Conditions attached hereto as Annex 1.

1.3	Interpretation

1.3.1	The titles and headings included in this Subscription Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Subscription Agreement.

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1.3.2	The Annexes to this Subscription Agreement form an integral part thereof and any reference to this Subscription Agreement includes the Annexes and vice versa.

1.3.3	The words “herein”, “hereof”, “hereunder”, hereby”, “hereto”, “herewith” and words of similar import shall refer to this Subscription Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.3.4	The words “include”, “includes”, including” and all forms and derivations thereof shall mean including but not limited to.

1.3.5	All terms defined in this Subscription Agreement shall have the same meaning regardless of whether they are used in the singular or plural number.

1.3.6	Unless otherwise provided herein, all references to a fixed time of a day shall mean Luxembourg time.

2	Issuance and grant of Additional Mezzanine Bonds

2.1	Within 10 business days following the date of this Subscription Agreement, the Issuer shall issue 5,970 Additional Mezzanine Bonds in accordance with the Terms and Conditions attached hereto as Annex 1. At the time of issuance, the Issuer shall stipulate that the Additional Mezzanine Bonds will be granted by the Facility Agent on behalf of the Issuer.

2.2	The Issuer hereby irrevocably authorizes the Facility Agent to draw down funds under this Subscription Agreement on behalf of the Issuer exclusively in accordance with Clauses 3 and 4 and to register the subscription to Additional Mezzanine Bonds in the Issuer’s Register of Bondholders.

2.3	The Issuer irrevocably undertakes to accept the subscription by the Subscriber to any of the Additional Mezzanine Bonds pursuant to an Additional Mezzanine Bond Request.

3	Irrevocable undertaking to subscribe to the Additional Mezzanine Bonds

3.1	Commitment

The Subscriber hereby irrevocably undertakes to subscribe to the Additional Mezzanine Bonds which have been issued by the Issuer pursuant to Clause 2 and to fully pay up these Additional Mezzanine Bonds at the Issue Price for an amount of maximum USD 5,970,000 (the “Commitment”), if and to the extent a draw down, which is allowed under Clause 4 of this Subscription Agreement, is requested in writing by the Facility Agent or the Issuer (the “Additional Mezzanine Bond Request”).

3.2	Reduction of the Commitment

3.2.1	Subject to Clause 3.2.4 below, provided that the Issuer can demonstrate to the Facility Agent that the ratio of Total Net Rental Income to the aggregate of (a) Finance Costs, and (b) scheduled or actual repayments of principal on the Advances under Clause 6 (Repayment) of the Senior Credit Agreement, is not less than or equal to 1:1:

(i)	on the two consecutive Quarter Dates falling immediately before the proposed Commitment Reduction Date;

(ii)	on the proposed Commitment Reduction Date; and

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(iii)	on each Quarter Date following the proposed Commitment Reduction Date up to and including the Senior Credit Final Repayment Date according to projections based on reasonable assumptions, the total amount of the undrawn Commitment on the Commitment Reduction Date shall be cancelled.

3.2.2	For the avoidance of doubt, the Parties explicitly agree that once the conditions for reduction of the Commitment as set out in Clause 3.2.1 above are satisfied, the Commitment shall never again be increased up to the higher amount, even if the ratio of Total Net Rental Income to the aggregate of (a) Finance Costs, and (b) scheduled or actual repayments of principal on the Advances under Clause 6 (Repayment) of the Senior Credit Agreement subsequently declines.

3.2.3	Upon the occurrence of a reduction of the Commitment in accordance with Clause 3.2.1, the Issuer shall be allowed to proportionally reduce any hedging arrangements as referred to in Clause 15.3(g)(iii) (Hedging) of the Senior Credit Agreement, in accordance with such Clause 15.3(g)(iii) (Hedging) of the Senior Credit Agreement.

3.2.4	The Commitment Reduction Date shall not occur until on or after the third Senior Credit Interest Payment Date after the date falling 42 months after the date of the Senior Credit Agreement.

3.3	The Additional Mezzanine Bond Request, if made by the Facility Agent, shall be in the form attached hereto as Annex 2, and the Additional Mezzanine Bond Request, if made by the Issuer, shall be in the form attached hereto as Annex 3.

3.4	The Additional Mezzanine Bond Request shall be notified to the Subscriber at least 10 days before these Additional Mezzanine Bonds are to be subscribed and paid up.

3.5	Except for an Additional Mezzanine Bond Request pursuant to Clause 4.3, the principal amount of the Additional Mezzanine Bonds that the Subscriber is requested to subscribe pursuant to an Additional Mezzanine Bond Request shall amount to a minimum of USD 100,000.

3.6	The subscription commitment provided for in this Clause 3 shall automatically terminate on May 26, 2008 plus sixty (60) calendar days, unless the Senior Credit Agreement is extended, in which case the termination date shall be May 26, 2009 plus sixty (60) calendar days. The foregoing notwithstanding, if the Senior Credit Agreement is terminated and repaid in full earlier than such date, the subscription commitment provided for in this Clause 3 shall automatically terminate on the date of the repayment in full of all amounts due by the Issuer under the Senior Credit Agreement.

3.7	The Subscriber hereby irrevocably undertakes to co-operate with the Issuer to implement the formalities required to proceed with this subscription of Additional Mezzanine Bonds and the paying up of such Additional Mezzanine Bonds as reasonably requested by the Issuer or the Facility Agent.

4	Use of proceeds

4.1	The Issuer shall be allowed to draw down funds under this Subscription Agreement:

4.1.1	(i) to avoid imminent default by the Issuer under the Senior Credit Agreement; and

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(ii)	in case of an Event of Default,

to pay or repay sums due by the Issuer under the Senior Credit Agreement;

4.1.2	(i) to avoid imminent default by the German Borrower under the Senior Credit Agreement; and

(ii)	in case of an Event of Default,

to down-lend these funds in accordance with the Downstream Intercompany Loan Agreement to the German Borrower that will use such funds to pay or repay sums due by it under the Senior Credit Agreement;

4.1.3	to fund the Issuer’s working capital requirements for general corporate purposes; and

4.1.4	to down-lend these funds in accordance with the Downstream Intercompany Loan Agreement to the German Borrower that will use such funds to fund its working capital requirements for general corporate purposes.

4.2	The Facility Agent shall be allowed to draw down funds under this Subscription Agreement on behalf of the Issuer in case of an Event of Default to pay or repay sums due by the Issuer or by the German Borrower under the Senior Credit Agreement.

4.3	The Facility Agent or the Issuer shall be allowed to draw down funds under this Subscription Agreement up to a maximum amount which is equal to the amount of the Extraordinary Employment Payments.

4.4	If the Issuer intends to draw down funds under this Subscription Agreement, the Issuer shall, at least 5 days before such Additional Mezzanine Bonds are to be subscribed and paid up, send the Facility Agent a copy of the relevant Additional Mezzanine Bond Request together with an overview of the Issuer’s sources and uses of funds for the 12-months’ period following the date of such Additional Mezzanine Bond Request, substantially in the form attached hereto as Annex 4.

5	Subscription to a capital increase

5.1	The Subscriber may subscribe to any capital increase in the Issuer which will take place before the Redemption Date pursuant to the provisions hereafter (the “Share Subscription Undertaking”) if so requested in writing by the Issuer (the “Capital Request”).

The Share Subscription Undertaking of the Subscriber pursuant to Clause 5.1 is subject to the condition that the Issuer has launched an IPO on a regulated stock market, and the shares the Subscriber receives being freely transferable, without lock up provisions of any kind.

5.2	The capital increase pursuant to the Capital Request shall be effected by a contribution in kind by the Subscriber of receivables arising out of the outstanding Additional Mezzanine Bonds held by the Subscriber against the Issuer including the principal and accrued and unpaid interest. Each share shall be subscribed at a price equal to 80% of the trading price of the shares of the Issuer as measured by the average of the official exchange closing price for these shares on the 20 trading days preceding the capital increase, except that if the closing price the day before the capital increase is lower than such 20 day trading average, then each share shall be subscribed at a price equal to 80% of the closing price on the day before the capital increase. The Subscriber undertakes to take all necessary steps to this effect.

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5.3	The Capital Request must contain the following information:

5.3.1	the amount of the envisaged capital increase; and

5.3.2	the date and place of the extraordinary shareholders’ meeting or Board of Managers to be held to proceed with said capital increase.

5.4	The shares to be issued through such a capital increase shall be of the largest class of ordinary common stock issued by the Issuer during the above mentioned IPO.

5.5	The above capital increase needs to be approved by an extraordinary shareholders’ meeting of the Issuer (or a sole shareholder’s resolution, as the case may be) at the time of conversion of the Additional Mezzanine Bonds held in presence of a Luxembourg notary public or by the Board of Managers of the Issuer pursuant to the provisions of the articles of the Issuer on authorised capital. A valuation report issued by an external auditor on the claims to be contributed and on the shares to be issued upon their conversion into capital shall be submitted to the competent organ of the Issuer at the time of conversion of the Additional Mezzanine Bonds. Upon conversion of the Additional Mezzanine Bonds, the Issuer shall proceed with the formalities provided by the Luxembourg company law of 10 August 1915, as amended.

5.6	The Subscriber shall be notified of the Capital Request at least 20 days before the meeting of the competent organ of the Issuer, which will decide on the above conversion of the Additional Mezzanine Bonds, is to be held and no more than 30 days before this meeting.

5.7	The Subscriber hereby irrevocably undertakes to co-operate with the Issuer to implement the formalities required to proceed with this capital increase as reasonably requested by the Issuer.

5.8	The Subscriber hereby irrevocably undertakes to pledge the shares in the Issuer, which it may subscribe pursuant to this Clause 5, to the benefit of the Facility Agent to secure the Issuer’s obligations under the Senior Credit Agreement.

5.9	Additional Mezzanine Bonds can only be transferred in accordance with the Terms and Conditions and if the transferee agrees in writing to the Share Subscription Undertaking set out in this Clause.

6	Minimum amount of the shares to be issued

It is specifically provided that the Issuer shall not have any obligation to request a capital increase as set out in Clause 5.

7	Miscellaneous

7.1	Expenses

Save as otherwise provided herein, the Issuer shall bear its expenses incurred in connection with the preparation of this Subscription Agreement and the transactions contemplated hereby, including, without limitation, legal and auditing fees and expenses.

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7.2	Press Announcements

All public announcements, releases, statements and communications by any of the Parties to third persons (excluding the employees of either Party and customers) relating to this Subscription Agreement shall be made only at such time and in such manner as may be prior agreed upon in writing by the Parties, unless otherwise required by law or contract. To the greatest extent practicable, the Parties shall discuss with each other the form, timing and substance of such announcements, releases, statements and communications prior to the dissemination thereof.

7.3	Notices

All notices, requests, claims, demands and other communications hereunder shall be delivered to the Parties in person or sent to the addresses set forth in the first pages of this Subscription Agreement hereof by first class courier or by registered letter, postage prepaid and return receipt requested, or by telefax as follows:

If to the Subscriber:	To:	Shurgard Storage Centers Inc. Valley Street 1155, Suite 400 98109-4426 Seattle USA

	Attn:	Mr. Harrell L. Beck

	Telefax:	00 1-206 652.37.60

With a copy to:	To:	Shurgard Storage Centers Inc. Valley Street 1155, Suite 400 98109-4426 Seattle USA

	Attn:	General Counsel

	Telefax:	00 1-206 652.37.60

If to the Issuer:	To:	First Shurgard Finance S.à r.l. 1, rue des Glacis 1628 Luxembourg Grand-Duchy of Luxembourg

	Attn:	Mr. Steven De Tollenaere

With a copy to:	To:	Shurgard Self Storage SCA Quai du Commerce 48 1000 Brussels Belgium

	Attn:	General Counsel

	Telefax:	00 32 2 229 56 55

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If to the Facility Agent:	To:	Agency and Transaction Monitoring Tour Société Générale 17 Cours Valmy 92972 Paris-La Défense Cedex France

	Attn:	Nadia Lamrani

	Telefax:	00 33 1 4212 9854

Each change of address by a Party shall be notified to the other Parties in accordance with the provisions of this Clause 7.3.

Any notice, demand or other communication sent by first class courier or by mail shall be deemed to have been received by the Party to whom it was sent on the day shown as the day of receipt on the return receipt sent with the same. Any notice, demand or other communication sent by telefax shall be deemed, in the absence of proof to the contrary, to have been received by the Party to whom it was sent on the date of dispatch, provided that the report generated by the sender’s telefax machine shows that all pages of such notice, demand or other communication were properly transmitted to the recipient’s telefax number. For the calculation of a period of time, such period shall start the next following day after the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is a Saturday, a Sunday or a bank holiday in Luxembourg, the expiry date shall be postponed until the next business day in Luxembourg. Unless otherwise provided herein, all periods of time shall be calculated in calendar days in Luxembourg.

7.4	Severability

If any provision of this Subscription Agreement shall be held invalid or unenforceable in whole or in part, then such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remaining provisions of this Subscription Agreement. In this event, the Parties shall cooperate to achieve the intended purpose of such provision, to the extent legally permissible.

7.5	Assignment

This Subscription Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Except as otherwise expressly permitted in the Subscription Agreement, the Parties may not, directly or indirectly, assign or transfer this Subscription Agreement or any right, obligation or interest herein in whole or in part without the prior written consent of the other Parties in each instance and unless the assignee or transferee shall have assumed in writing all the duties and obligations of the transferee. Upon such assignment or transfer, the transferor shall remain primarily liable hereunder unless otherwise expressly provided in this Subscription Agreement.

Notwithstanding the above, the Subscriber agrees that in no event it may, directly or indirectly, assign or transfer this Subscription Agreement or any right, obligation or interest herein in whole or in part to any other person or entity than those referred to in Clause 9.5.2 of the Terms and Conditions.

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7.6	Entire Subscription Agreement

7.6.1	This Subscription Agreement (along with the documents referred to therein) contains the entire Subscription Agreement between the Parties with respect to the matters to which it refers and contains everything the Parties have negotiated and agreed upon within the framework of this Subscription Agreement.

7.6.2	It replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, exchanged or concluded between the Parties, relating to the same subject matter.

7.7	Single Instrument for United States Federal Income Tax Purposes

The Parties to this Subscription Agreement intend that the Terms and Conditions of the Additional Mezzanine Bonds and the Subscription Agreement of even date herewith be treated together as a single equity interest in the Issuer for United States federal income tax purposes.

7.8	Applicable Law and Choice of Forum

This Subscription Agreement shall be governed by Luxembourg law.

Any dispute arising out of or in connection with this Subscription Agreement shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the “Centre Belge pour l’Etude et la Pratique de l’arbitrage national et International” (“CEPANI”), as in force on the Date of this agreement, by three arbitrators appointed in accordance with said rules.

The place of arbitration shall be Brussels, Belgium, or such other place as the Parties may agree upon. The language of the arbitration shall be English.

The arbitrators’ award shall be final and binding upon the Parties, and the Parties shall carry out its terms properly.

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Done in Brussels, on 21 February 2005, in three originals. Each Party acknowledges receipt of its own original.

Shurgard Storage Centers Inc.:		First Shurgard Finance S.à r.l.:

Name:	Kris Van Mieghem	Name:	Steven De Tollenaere
Title:	Attorney-in-fact	Title:	Manager

Société Générale:

Name:	Judith Zimmermann
Title:

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ANNEX 1

Terms and conditions of the issuance of Additional Mezzanine Bonds by

First Shurgard Finance S.à r.l.

1	Definitions and interpretation

1.1	For the purposes of these Terms and Conditions, the following terms shall have the meanings specified or referred to in this Clause 1.1:

Additional Mezzanine Bonds	Means the unsecured Additional Mezzanine Bonds in the aggregate principal amount of up to USD 5,970,000, in registered form, to be issued by the Issuer and to be subscribed by the Subscriber pursuant to these Terms and Conditions and the Subscription Agreement and represented by 5,970 Additional Mezzanine Bonds and any and each Additional Mezzanine Bond individually.

Additional Mezzanine Bondholders	Means the legitimate holders of any Additional Mezzanine Bonds. Any such person must be duly registered in the Register of Bondholders.

Additional Mezzanine Bondholders’ Meeting	Means a meeting of the Additional Mezzanine Bondholders (“assemblée générale des obligataires”).

Board of Managers	Means the meeting of the managers (“conseil de gérance”) of the Issuer.

Business days	Means a day (other than a Saturday or a Sunday) on which commercial banks are open for business in Luxembourg.

Face Value	Means the nominal value of each of the Additional Mezzanine Bonds, being USD 1,000.

Facility Agent	Means Société Générale, a banking institution organized and existing under the laws of France, having its registered office at 29 boulevard Haussmann, 75009 Paris, France,

First Shurgard	Means First Shurgard SPRL, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce 48, 1000 Brussels, Belgium, registered with the registry of legal entities under number 0479.505.939.

Interest	Means the interest determined in Clause 5.

Issue Price	Means USD 1,000 per Additional Mezzanine Bond, which the Subscriber must pay at subscription of the Additional Mezzanine Bonds, being 100% of their Face Value.

Issuer	Means First Shurgard Finance S.à r.l., a company organised and existing as a société à responsabilité limitée under the laws of the Grand-Duchy of Luxembourg, having its registered office at 1, rue des Glacis, L-1628 Luxembourg, registered with the Luxembourg register of commerce and companies under the number B-93014.

LCL	Means the Luxembourg Law of 10 August 1915 on commercial companies, as amended.

Liquidation Preference	Has the meaning set out in Clause 8.1.

Parties	Means the Subscriber, the Issuer and the Facility Agent (each of them being referred to individually as a “Party”).

Quarter Date	Has the meaning set out in the Senior Credit Agreement.

Redemption Date	Means May 26, 2008 plus sixty (60) calendar days, unless the Senior Credit Agreement is extended, in which case the Redemption Date shall mean May 26, 2009 plus sixty (60) calendar days. The foregoing notwithstanding, if the Senior Credit Agreement is terminated and repaid in full earlier than such date, Redemption Date shall mean the date of the repayment in full of all amounts due by the Issuer under the Senior Credit Agreement.

Redemption Price	Has the meaning set out in Clause 4.1.

Register of Bondholders	Means the official register held at the registered office of the Issuer, in which the Additional Mezzanine Bondholders are duly registered with name, address and number of subscribed Additional Mezzanine Bonds. This register serves as proof of the Additional Mezzanine Bondholdership of an Additional Mezzanine Bondholder. The sums due under the Additional Mezzanine Bonds have to be paid to the Issuer’s bank account number indicated in the Additional Mezzanine Bond Request.

Resolution	Means a resolution of the Additional Mezzanine Bondholders duly passed at an Additional Mezzanine Bondholders’ Meeting.

Senior Credit Agreement	Means the senior credit agreement entered into by amongst others the Issuer and the Facility Agent, dated 26 May 2003, as amended from time to time.

Shareholder	Means any person(s) or entit(y)(ies) who are holding shares in the Issuer at any time.

Shareholders’ Meeting	Means a meeting of the shareholders (“assemblée générale des associés”) of the Issuer or a resolution of the sole shareholder in lieu of a meeting of shareholders pursuant to article 200-2 of the LCL.

Shurgard 2005 Working Capital Facility Agreement	Means the working capital facility agreement entered into by the Issuer, the Subscriber, Crescent Euro Self Storage Investments S.à r.l. and the Facility Agent, dated 21 February 2005, as amended from time to time.

Subscriber	Means Shurgard Storage Centers, Inc., a company organised under the law of the State of Washington and having its registered office at 1155 Valley Street, Suite 400, Seattle, 98109 WA - USA.

Subscription Agreement	Means the subscription agreement entered into on 21 February 2005 between the Issuer, the Subscriber and the Facility Agent, as amended from time to time.

Terms and Conditions	Means the present terms and conditions of issuance of the Additional Mezzanine Bonds by the Issuer, as amended from time to time.

1.2	Subject to Clause 1.1 of these Terms and Conditions and unless otherwise defined herein, the defined terms (i.e., the terms with a capital letter as first letter) used in these Terms and Conditions shall have the same meaning as defined in the Subscription Agreement.

1.3	Interpretation

1.3.1	The titles and headings included in these Terms and Conditions are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of these Terms and Conditions.

1.3.2	The Annexes to these Terms and Conditions form an integral part thereof and any reference to these Terms and Conditions includes the Annexes and vice versa.

1.3.3	The original version of these Terms and Conditions has been drafted in English. Should these Terms and Conditions be translated into French or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Luxembourg law, provided, however, that whenever French translations of certain words or expressions are contained in the original English version of these Terms and Conditions, such translations shall be conclusive in determining the Luxembourg legal concept(s) to which the Parties intended to refer.

1.3.4	The words “herein”, “hereof”, “hereunder”, hereby”, “hereto”, “herewith” and words of similar import shall refer to these Terms and Conditions as a whole and not to any particular clause, paragraph or other subdivision.

1.3.5	The words “include”, “includes”, “including” and all forms and derivations thereof shall mean including but not limited to.

1.3.6	All terms defined in these Terms and Conditions shall have the same meaning regardless of whether they are used in the singular or plural number.

1.3.7	Unless otherwise provided herein, all references to a fixed time of a day shall mean Luxembourg time.

2	Form, denomination, title and cancellation

2.1	Form and denomination

The Additional Mezzanine Bonds are in registered form, numbered, in the denomination of USD 1,000 each.

2.2	Minimum Amount of any Issuance

Except for an issuance of Additional Mezzanine Bonds in accordance with Clause 4.3 of the Subscription Agreement, each issuance of Additional Mezzanine Bonds by the Issuer shall amount to a minimum of USD 100,000.

2.3	Title

All Additional Mezzanine Bonds are and shall remain in registered form. Ownership of all Additional Mezzanine Bonds shall be established exclusively by the entry in the Register of Bondholders. The transfer of an Additional Mezzanine Bond shall only be effective after a record has been made in the Register of Bondholders of the transfer declaration dated and signed by the transferor and the transferee or by their representatives, or after the completion of the formalities required by law for the valid assignment of an Additional Mezzanine Bond interest.

The Additional Mezzanine Bonds are indivisible and the Issuer recognises only one owner per Additional Mezzanine Bond. If several persons have rights in respect of the same Additional Mezzanine Bond, the exercise of these rights shall be suspended until one person has been designated as the owner of the Additional Mezzanine Bond vis-à-vis the Issuer.

2.4	Cancellation

All Additional Mezzanine Bonds, which have been issued pursuant to Clause 2 of the Subscription Agreement but which have not been subscribed pursuant to Clause 3 of the Subscription Agreement prior to the Redemption Date, shall automatically become null and void.

3	Status

The Additional Mezzanine Bonds are subordinated and unsecured obligations of the Issuer, and any payments on the Additional Mezzanine Bonds, including any interest, will be subordinated to any and all payments due to all other creditors of the Issuer, including unsecured creditors. Payments on the Additional Mezzanine Bonds will, however, (i) be senior to all equity distributions, dividend distributions, or equity distribution rights of any kind to the shareholders of the Issuer, and (ii) rank pari passu with the bonds issued by the Issuer pursuant to the 2003 Subscription Agreement.

4	Redemption

4.1	Final Redemption

Unless contributed to the Issuer pursuant to the Subscription Agreement, the Additional Mezzanine Bonds will be redeemed at 115% of the sum of the principal amount of the Additional Mezzanine Bonds together with the Interest accrued thereon and compounded therewith (“Redemption Price”) on the Redemption Date.

4.2	Redemption at the option of the Issuer

Unless prohibited under the Senior Credit Agreement, the Issuer may redeem all or any part of the outstanding Additional Mezzanine Bonds at anytime, in cash, for an amount equal to the Redemption Price of the redeemed Additional Mezzanine Bonds. The Issuer shall notify the Subscriber of such a decision at least 30 days before such redemption is to take place.

4.3	Cancellation

All Additional Mezzanine Bonds redeemed by or contributed to the Issuer pursuant to any of the provisions of these Terms and Conditions or the Subscription Agreement will be cancelled or surrendered therewith and may not be reissued or resold.

4.4	Redemption Notices

A notice given by the Issuer under Clause 4.2 shall be irrevocable and shall specify (i) the date when the relevant redemption will take place which will be a Luxembourg business day, (ii) the aggregate principal amount of the outstanding Additional Mezzanine Bonds to be redeemed, and (iii) the amount of accrued interest due.

5	Interest

5.1	Interest Rate

The Additional Mezzanine Bonds (from the date of their subscription) bear interest at the rate of 9.75% per annum (the “Interest”).

5.2	Payment of the Interest

5.2.1	The Interest will accrue on a daily basis and will be calculated on the basis of a 360-day year.

5.2.2	On the 1st of January of each year, the Interest that accrued during the previous calendar year pursuant to Clauses 5.1 and 5.2.1 shall, solely for the purpose of calculating the Interest as from such date, be compounded to the principal amount of the Additional Mezzanine Bonds and shall therefore as from such date also bear interest pursuant to Clauses 5.1 and 5.2.1.

5.2.3	The amount of the Interest accrued on and compounded with the principal amount of the Additional Mezzanine Bonds shall be paid at the time of redemption of the Additional Mezzanine Bond.

5.3	Accrual of Interest

Each Additional Mezzanine Bond will cease to bear interest (i) where such Additional Mezzanine Bond is to be contributed to the Issuer pursuant to the Subscription Agreement from the date of the notarial deed enacting the contribution in kind (ii) where such Additional Mezzanine Bond is to be redeemed, from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused; in such event such Additional Mezzanine Bond shall continue to bear interest at such rate (both before and after arbitrators’ award) until the day on which all sums due in respect of such Additional Mezzanine Bond up to that day are received by the relevant Additional Mezzanine Bondholder.

5.4	Late Payment Interest

If any amount payable by the Issuer or the Subscriber hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), interest shall accrue on that amount, to the extent permitted by applicable law, during the period from and including the due date thereof, to but excluding the date that the amount is paid, automatically and without further notice of default at a rate per annum equal to 12% calculated quarterly.

5.5	Quarterly reporting obligation

Within 10 business days following each Quarter Date, the Issuer shall provide each Additional Mezzanine Bondholder with a computation of the sum of the outstanding principal amount of such Additional Mezzanine Bondholder’s Additional Mezzanine Bonds together with the Interest accrued thereon and compounded therewith on such closing date.

6	Payments and applications

6.1	By the Issuer

On each date on which any sum is due by the Issuer under these Terms and Conditions, it shall make that sum available before 4 p.m. in USD to the Additional Mezzanine Bondholders, to the account numbers specified in the Register of Bondholders.

6.2	Application and Distribution of Payments

All payments received by the Additional Mezzanine Bondholders from the Issuer under these Terms and Conditions shall, regardless of any designation by the Issuer be applied, first towards reimbursement of costs hereunder or under the Subscription Agreement, second in or towards payment of any interest then due and payable, third in or towards payment of any Redemption Price or Liquidation Preference, if applicable, then due and payable hereunder, and fourth in or towards payment of any other sum then due and payable hereunder or under the Subscription Agreement.

7	Financial Statements

The Issuer shall furnish to the Additional Mezzanine Bondholders the financial information provided in articles 197 and 198 of the LCL.

8	Liquidation of the Issuer

8.1	Upon a liquidation or winding up of the Issuer or First Shurgard (the parent company of the Issuer on the date of the Subscription Agreement) prior to the redemption of the Additional Mezzanine Bonds, Additional Mezzanine Bondholders shall receive an amount equal to 115% of the sum of the principal amount of the outstanding Additional Mezzanine Bonds and accrued and unpaid interest (the “Liquidation Preference”) at the time of the liquidation. Unless waived by the Additional Mezzanine Bondholder, a change of control over the Issuer or First Shurgard, a consolidation, merger or sale of all or substantially all of the assets of the Issuer or First Shurgard shall be treated as a liquidation unless the Issuer’s Shareholders or the current shareholders of First Shurgard hold a majority of the voting power of the surviving entity.

8.2	Notwithstanding Clause 8.1, no Liquidation Preference shall be paid to the Additional Mezzanine Bondholders prior to the repayment in full of all amounts due by the Issuer under the Senior Credit Agreement.

9	Additional Mezzanine Bondholders’ rights

9.1	Voting rights

Each Additional Mezzanine Bond will carry one vote in the Additional Mezzanine Bondholders’ Meeting. The Additional Mezzanine Bondholders’ Meeting shall decide with a 75% majority of the Additional Mezzanine Bondholders present or represented.

9.2	Additional Mezzanine Bondholders’ Meetings

Meetings of the Additional Mezzanine Bondholders will be called by the Board of Managers at the request of Additional Mezzanine Bondholders representing at least 10% of the Additional Mezzanine Bonds. A Resolution duly passed in accordance with the LCL will be binding on all Additional Mezzanine Bondholders, whether or not they are present at the Additional Mezzanine Bondholders’ Meeting and whether or not they voted in favour thereof.

The Additional Mezzanine Bondholders’ Meeting shall have the following powers:

9.2.1	to postpone one or more Interest Payment Dates, to consent to a reduction of the Interest Rate or to a modification of the payment of the interest applicable in respect of the Additional Mezzanine Bonds;

9.2.2	to postpone the Redemption Date, to suspend the redemption of the Additional Mezzanine Bonds and to consent to modifications to the conditions under which the Additional Mezzanine Bonds must be redeemed; and

9.2.3	to accept that the receivables of the Additional Mezzanine Bondholders against the Issuer be reimbursed in shares in the Issuer, without prejudice to Clause 5 of the Subscription Agreement, and subject to a decision taken by an extraordinary shareholders’ meeting of the Issuer (or a sole shareholder’s resolution, as the case may be) held in presence of a Luxembourg notary public or by the Board of Managers of the Issuer pursuant to the provisions of the articles of the Issuer on authorised capital.

The Additional Mezzanine Bondholders’ Meeting has also the right to:

9.2.4	accept any action to be taken by the Issuer in order to (i) grant securities in favour of the Additional Mezzanine Bondholders, or (ii) modify or terminate the securities granted to the Additional Mezzanine Bondholders;

9.2.5	to decide on interim action in the common interest of the Additional Mezzanine Bondholders; and

9.2.6	to appoint one or more special agents to implement the Resolutions of the Meeting of the Additional Mezzanine Bondholders.

9.3	Additional Rights

9.3.1	The Additional Mezzanine Bondholders’ Meeting shall also be convened by the Board of Managers prior to the holding of any Shareholders’ Meeting or Board of Managers deciding on the following corporate actions:

(i)	any entry into new activities not part of the current business of the Issuer;

(ii)	the sale or divestment of substantially all the assets of the Issuer; or

(iii)	any proposal for the modification of the articles of association of the Issuer (such as merger, dissolution, etc.) affecting the capital structure of the Issuer or the rights of the Additional Mezzanine Bondholders;

9.3.2	If the Additional Mezzanine Bondholders’ Meeting which is convened pursuant to Clause 9.3.1 does not approve any of the above corporate actions to be taken by the Issuer and that such action has been approved thereafter at the required majority by the Shareholders’ Meeting or the Board of Managers, the Additional Mezzanine Bondholders’ Meeting shall have the right to resolve that all amounts with respect to the Additional Mezzanine Bonds shall become immediately due and payable by the Issuer, including the principal, Redemption Price and the accrued and payable interest at the time of such Resolution. The Additional Mezzanine Bondholders’ Meeting shall notify the Issuer of such a Resolution within 14 days of the approval of such action by the Shareholders’ Meeting or the Board of Managers. The issuer shall pay these amounts in cash within fourteen days of this notification, provided that, prior to such payment, all amounts due by the Issuer under the Senior Credit Agreement have been repaid in full.

9.3.3	The Additional Mezzanine Bonds issued under these Terms and Conditions shall vote as a class separate from all other Additional Mezzanine Bondholders on matters set forth in this Clause 9.3.

9.4	Default of the Issuer

In case of a default of the Issuer under these Terms and Conditions which has not been remedied within 30 days after notice thereof by the Subscriber, the following provisions will apply:

9.4.1	The Subscriber or its designee will have the right to subscribe to one share per EUR 25 of the amount in default, converted into EUR at the exchange rate applicable at the time of subscription, rounded up or down to the nearest EUR 25.

9.4.2	The Subscriber must notify the Issuer of its decision to subscribe to shares pursuant to Clause 9.4.1 within 14 days of the end of the above 30-day period.

9.4.3	The new shares to be issued by the Issuer pursuant to this Clause will be issued at par value as set forth in the articles of association through a capital increase in kind to be fully paid up by the Subscriber.

9.4.4	All amounts with respect to the Additional Mezzanine Bonds, which are not converted into capital pursuant to Clause 9.4.1, shall become immediately due and payable by the Issuer, including the principal, Redemption Price and the accrued and payable interest at the time of such Resolution. The Issuer shall pay these amounts in cash within fourteen days of this notification, provided that, prior to such payment, all amounts due by the Issuer under the Senior Credit Agreement have been repaid in full.

9.5	Transfer of Additional Mezzanine Bonds

9.5.1	Only Additional Mezzanine Bonds that have been fully paid up can be transferred.

9.5.2	The Additional Mezzanine Bonds can only be transferred by the Subscriber to a qualified institutional buyer as defined in Rule 144A(a)(1) under the United States Securities Act of 1933 or to an affiliate of the Subscriber as defined under Rule 405 of the Securities Act of 1933. It is specifically provided that if such transferee does not benefit from a withholding tax exemption on the interests received on the Additional Mezzanine Bonds no gross up provision shall apply and the Issuer shall withhold such amounts as required by law.

For the purpose of this Clause 9.5.2, Crescent Euro Self Storage Investments S.à r.l. shall be deemed to be a qualified institutional buyer as defined in Rule 144A(a)(1) under the United States Securities Act of 1933.

9.5.3	In case of a transfer of Additional Mezzanine Bonds (other than to Crescent Euro Self Storage Investments S.à r.l. or to an entity controlled by or under common control with the Subscriber) pursuant to Clause 9.5.2, the Additional Mezzanine Bonds so transferred will lose all additional rights set out in Clause 9.3 and the rights under Clause 9.4.

10	Treatment as equity

The Subscriber and the Issuer hereby declare that, for United States federal income tax purposes, they will report the Additional Mezzanine Bonds in their respective tax returns as an equity investment, notwithstanding any other treatment or qualification under Luxembourg law.

In connection therewith, and in order to comply with the provisions of Sections 704 and 707 of the United States Internal Revenue Code, the Parties agree to treat the payment of Interest and fees in cash as a guaranteed payment to the Subscriber for its capital. Any additional allocations for United States federal income tax purposes of the Issuer’s income, loss, deduction and credit necessary as a result of the issuance of the Additional Mezzanine Bonds shall, to the extent possible, be made in a manner that is consistent with the requirements of the United States federal income tax laws and the intent of the Parties, as expressed herein and in the Subscription Agreement.

11	General

11.1	Governing Law

The Additional Mezzanine Bonds shall be governed by and construed in accordance with the laws of Luxembourg.

11.2	Arbitration

Any dispute arising out of or in connection with these Terms and Conditions shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the “Centre Belge pour l’Etude et la Pratique de l’arbitrage national et International” (“CEPANI”), as in force on the Date of this agreement, by three arbitrators appointed in accordance with said rules.

The place of arbitration shall be Brussels, Belgium, or such other place as the Parties may agree upon. The language of the arbitration shall be English.

The arbitrators’ award shall be final and binding upon the Parties, and the Parties shall carry out its terms properly.

11.3	Notices

All notices, requests, claims, demands and other communications hereunder shall be delivered to the Parties in person by first class courier or by registered letter, postage prepaid and return receipt requested, or by telefax as follows:

If to the Subscriber:	To:	Shurgard Storage Centers Inc. Valley Street 1155, Suite 400 98109-4426 Seattle USA

	Attn:	Mr. Harrell L. Beck

	Telefax:	00 1-206 652.37.60

With a copy to:	To:	Shurgard Storage Centers Inc. Valley Street 1155, Suite 400 98109-4426 Seattle USA

	Attn:	General Counsel

	Telefax:	00 1-206 652.37.60

If to the Issuer:	To:	First Shurgard Finance S.à r.l. 1, rue des Glacis 1628 Luxembourg Grand-Duchy of Luxembourg

	Attn:	Mr. Steven De Tollenaere

With a copy to:	To:	Shurgard Self Storage SCA Quai du Commerce 48 1000 Brussels Belgium

	Attn:	General Counsel

	Telefax:	00 32 2 229 56 55

If to the Facility Agent:	To:	Agency and Transaction Monitoring Tour Société Générale 17 Cours Valmy 92972 Paris-La Défense Cedex France

	Attn:	Nadia Lamrani

	Telefax:	00 33 1 4212 9854

Each change of address by a Party shall be notified to the other Parties in accordance with the provisions of this Clause 11.3.

Any notice, demand or other communication sent by first class courier or by mail shall be deemed to have been received by the Party to whom it was sent on the day shown as the day of receipt on the return receipt sent with the same. Any notice, demand or other communication sent by telefax shall be deemed, in the absence of proof to the contrary, to have been received by the Party to whom it was sent on the date of dispatch, provided that the report generated by the sender’s telefax machine shows that all pages of such notice, demand or other communication were properly transmitted to the recipient’s telefax number.

For the calculation of a period of time for any notice, such period shall start the next following day after the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is a Saturday, a Sunday or a bank holiday in Luxembourg, the expiry date shall be postponed until the next business day in Luxembourg. Unless otherwise provided herein, all periods of time shall be calculated in calendar days in Luxembourg.

11.4	Remedies and Waivers

No failure or delay on the part of the Additional Mezzanine Bondholders or the Issuer in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall be deemed a waiver of any other right hereunder.

11.5	Survival

All obligations of the Parties hereunder shall survive until payment in full of all amounts due hereunder.

11.6	Severability of Provisions

If any provision of these Terms and Conditions shall be held invalid or unenforceable in whole or in part, then such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remaining provisions of these Terms and Conditions. In this event, the Parties shall co-operate to achieve the intended purpose of such provision, to the extent legally permissible.

11.7	Single Instrument for United States Federal Income Tax Purposes

The parties to these Terms and Conditions intend that the Additional Mezzanine Bonds and the Subscription Agreement of even date herewith be treated together as a single equity interest in the Issuer for United States federal income tax purposes. The Parties agree to work together in good faith to make any modifications necessary to achieve this purpose, consistent with the LCL and the economic provisions set forth herein.

ANNEX 2

Facility Agent’s Additional Mezzanine Bond Request Form

[Letterhead of the Facility Agent]

Shurgard Storage Centers Inc.

Attn. Mr. Harrell L. Beck

Valley Street 1155, Suite 400

98109-4426 Seattle

USA

Dear Sir,

Re: First Shurgard Finance S.à r.l. – Draw down on Additional Mezzanine Bonds

In accordance with Clauses 2.2, 3 and 4 of the Subscription Agreement dated [•] 2005, we hereby request you to subscribe to [NUMBER] of Additional Mezzanine Bonds of First Shurgard Finance S.à r.l. in a total amount of USD [AMOUNT] and to pay in such amount, no later than [DATE], on the account [NUMBER] at [BANK], in the name of First Shurgard Finance S.à r.l

We hereby inform you that [an Event of Default exists under Clause [•] of the Senior Credit Agreement (as defined in the Subscription Agreement) / Extraordinary Employment Payments (as defined in the Subscription Agreement) have been made].

Made in [PLACE], on [DATE]

Société Générale, acting in its capacity as attorney-in-fact of First Shurgard Finance S.à r.l.:

Name: [•]	Name: [•]
Title: [•]	Title: [•]

cc: Shurgard Storage Centers Inc., General Counsel

1

ANNEX 3

Issuer’s Additional Mezzanine Bond Request Form

[Letterhead of the Issuer]

Shurgard Storage Centers Inc.

Attn. Mr. Harrell L. Beck

Valley Street 1155, Suite 400

98109-4426 Seattle

USA

Dear Sir,

Re: First Shurgard Finance S.à r.l. – Draw down on Additional Mezzanine Bonds

In accordance with Clause 3 of the Subscription Agreement dated [•] 2005, we hereby request you to subscribe to [NUMBER] of Additional Mezzanine Bonds of First Shurgard Finance S.à r.l. in a total amount of USD [AMOUNT] and to pay in such amount, no later than [DATE], on the account [NUMBER] at [BANK], in the name of First Shurgard Finance S.à r.l..

Option 1: We hereby inform you that there is an imminent default by First Shurgard Finance S.à r.l. under Clause [•] of the Senior Credit Agreement (as defined in the Subscription Agreement).

Option 2: We hereby inform you that there is an imminent default by First Shurgard Deutschland GmbH under Clause [•] of the Senior Credit Agreement (as defined in the Subscription Agreement).

Option 3: We hereby inform you that an Event of Default exists under Clause [•] of the Senior Credit Agreement (as defined in the Subscription Agreement).

Option 4: We hereby inform you that Extraordinary Employment Payments (as defined in the Subscription Agreement) have been made.

Option 5: We hereby inform you that First Shurgard Finance S.à r.l. requires additional working capital.

Option 6: We hereby inform you that First Shurgard Deutschland GmbH requires additional working capital.

Made in [PLACE], on [DATE]

First Shurgard Finance S.à r.l.:

Name:	[•]
Title:	Manager

cc: Shurgard Storage Centers Inc., General Counsel

Agency and Transaction Monitoring (Facility Agent), Nadia Lamrani

1

ANNEX 4

Overview of Issuer’s sources and uses of funds

First Shurgard Sources and uses of funds - Template

	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12
Uses
Development
Direct Project Costs	0	0	0	0	0	0	0	0	0	0	0	0

Operations
Revenue
Operating Expenses
Rent
Net Operating Income before Management fees	0	0	0	0	0	0	0	0	0	0	0	0
JV Fees - Development Fees
JV Fees - Management, Marketing & Asset Management
CAPEX
Non Store Expenses
Other

Operations cashflow	0	0	0	0	0	0	0	0	0	0	0	0

Financing
Senior Interest
Other Finance Costs

	0	0	0	0	0	0	0	0	0	0	0	0

Total Financing Needs	0	0	0	0	0	0	0	0	0	0	0	0

Sources
Draw on SG facility	—	—	—	—	—	—	—	—	—	—	—	—
Draw on Equity	—	—	—	—	—	—	—	—	—	—	—	—
Draw on Additional Mezzanine (5 M€)	—	—	—	—	—	—	—	—	—	—	—	—
Draw on Working Capital (2 M€)	—	—	—	—	—	—	—	—	—	—	—	—
Draw on Mezzanine (15 M€)	—	—	—	—	—	—	—	—	—	—	—	—

Total Sources	0	0	0	0	0	0	0	0	0	0	0	0

Opening Cash Balance		0	0	0	0	0	0	0	0	0	0	0
Closing Cash Balance	0	0	0	0	0	0	0	0	0	0	0	0

Funding Balances
Outstanding SG Loan	—	—	—	—	—	—	—	—	—	—	—	—
Outstanding Equity	—	—	—	—	—	—	—	—	—	—	—	—
Outstanding Additional Mezzanine	—	—	—	—	—	—	—	—	—	—	—	—
Outstanding Working Capital	—	—	—	—	—	—	—	—	—	—	—	—
Outstanding Mezzanine	—	—	—	—	—	—	—	—	—	—	—	—

3